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                                                                    Exhibit 99.2

[DIGEO, CHARTER, AND MOTOROLA LOGOS]

              MOTOROLA TO MANUFACTURE DIGEO BROADBAND MEDIA CENTER

         CHARTER CO-DEVELOPED SYSTEM AND WILL BE FIRST TO DEPLOY IN 2002

         HORSHAM, PA., ST. LOUIS AND KIRKLAND, WASH. (FEB. 11, 2002) - Motorola, Inc. (NYSE: MOT) Broadband Communications Sector and digeo(TM), inc., the nation's leading interactive television company, today announced an agreement to manufacture and market a new class of sophisticated broadband media centers collaboratively designed by Charter Communications, Inc. (Nasdaq: CHTR), digeo, and Motorola. Defining a distinct category of devices engineered to cost-efficiently harness the power of broadband cable while meeting customer demand, the broadband media center platform will deliver enhanced TV viewing with powerful personal video recording capabilities; telephony and other advanced communication services; entertainment including music, photos and games; and secure, wireless home networking. Charter, the nation's fourth largest cable operator, will be the first to deploy the new media centers beginning this fall.

         The broadband media center platform was engineered by Charter, digeo, and Motorola to power robust interactive services that seamlessly integrate with exiting infrastructure and equipment. The first product being announced, operating under the working name Motorola BMC8000, will be unveiled at the National Cable & Telecommunications Association (NCTA)
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convention in early May. The BMC8000 works in conjunction with Motorola's widely deployed DCT2000 class set-tops. Additionally, a stand-alone unit operating under the working name Motorola BMC9000 is currently in development and will be deployed next year.

         "This new platform builds on the respective strengths of our three companies -- digeo's advanced software technology, Charter's keen consumer insight, and Motorola's innovation and digital cable technology leadership. We look forward to working closely with both digeo and Charter to move this technology into customer homes," said Dave Robinson, president of Motorola Broadband.

         Charter will begin deploying the new broadband media centers in several markets this fall. "We're extremely enthusiastic about this platform and believe it is poised to deliver services far more advanced than anything currently available in the cable or satellite industries," said Carl Vogel, president and chief executive officer for Charter. "digeo and Motorola have taken great care to deliver the first media center solution designed with cable operators and the broadband infrastructure top of mind."

         "Our two years of collaboration with Charter and Motorola on the broadband media center has produced a system that can easily be adapted to meet the specific needs of other cable operators," said digeo chief executive officer Jim Billmaier. "Securing this manufacturing agreement with Motorola, the worldwide broadband cable leader, is significant because it helps us meet our goal of having that first broadband media center be ready for deployment this year."

ABOUT DIGEO

digeo was founded in 1999 by Paul G. Allen and is dedicated to empowering the nation's cable operators to take the lead in interactive television services. digeo recently launched its Basic iTV service on Charter systems in Southern California, with more MSOs to follow. Now running in more than 250,000 homes with more deployments planned for 2002, digeo is poised to lead the
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iTV revolution. For more information, visit www.digeo.com
(http://www.digeo.com). digeo is a trademark of digeo, inc.

ABOUT MOTOROLA, INC.

Motorola, Inc. (NYSE: MOT) is a global leader in providing integrated communications solutions and embedded electronic solutions. Sales in 2001 were $30 billion.

ABOUT CHARTER COMMUNICATIONS INC.

With nearly 7 million customers in 40 states, Charter Communications, a Wired World Company(TM), is among the nation's largest broadband communications companies. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform, marketed under the Charter Digital Cable(TM) brand; and high-speed Internet access marketed under the Charter Pipeline(TM) brand. More information about Charter can be found at www.charter.com.

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